FOR IMMEDIATE RELEASE
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        Abbott                                       International Murex
               Media:                                Technologies Corporation
               Rhonda Luniak                         Media and Financial:
               (847) 938-9725                        Catherine Bardwick
                                                     (800) 238-1644

               Financial Community:
               John Thomas
               (847) 938-2655


ABBOTT LABORATORIES TO ACQUIRE
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INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
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FOR $234 MILLION OR $13 PER SHARE
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     ABBOTT PARK, Ill., and TORONTO, March 16, 1998 -- Abbott
Laboratories (NYSE: ABT) and International Murex Technologies Corporation (NADAQ: MURXF) today announced that they have entered into a definitive agreement for Abbott to acquire Murex in a cash tender offer valued at approximately $234 million or $13 per share. The Abbott and Murex boards of directors have unanimously approved the offer. The tender offer is expected to be completed in approximately five weeks, subject to regulatory approvals and customary closing conditions.

     Under the terms of the agreement, Abbott will promptly commence a cash tender offer to acquire 100 percent of the outstanding shares of Murex for $13 per share. Following the completion of the tender offer, the remaining Murex shares will be acquired by an indirect wholly-owned subsidiary of Abbott in a compulsory acquisition or amalgamation for $13 per share.

     "We are extremely pleased to add Murex's technologies and products to our company," said Thomas D. Brown, senior vice president, diagnostic operations, Abbott Laboratories. "Murex fits very well with our diagnostic operations, complementing our existing product line as well as providing new growth opportunities, particularly in the areas of infectious disease screening and patient monitoring."

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ABBOTT LABORATORIES TO ACQUIRE
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INTERNATIONAL MUREX TECHNOLOGIES CORPORATION
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     "Our combination with Abbott will allow the full potential of our technologies and products to be realized, and Abbott's strength in the market will enhance Murex's ability to deliver high quality products to its customers," said F. Michael P. Warren, chairman of Murex.

     "The diagnostic market continues to evolve and consolidate. Size and economy of scale are necessary to remain competitive," said C. Robert Cusick, vice chairman, president and chief executive officer of Murex. "This transaction will provide our existing and new products the formidable support of the world's leading diagnostics company. In return we provide Abbott with unique technologies, an extensive microtiter plate infectious disease product line and our patient monitoring portfolio."

     Murex realized 1997 revenues of $106 million. The company is an independent, medical diagnostics company which develops, manufactures and markets a wide range of products for the detection, screening and monitoring of infectious diseases and other medical conditions.

     Abbott Laboratories is a global, diversified health care company devoted to the discovery, development, manufacture and marketing of pharmaceutical, diagnostic, nutritional and hospital products. The company employs 54,000 people and markets its products in more than 130 countries. In 1997, the company's sales and net earnings were $11.9 billion and $2.1 billion, respectively, with earnings per share of $2.72.

     Abbott's news releases and other information are available on the company's web sit at http://www.abbott.com.

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